Exhibit 99.(k)(9)

EXECUTION VERSION

AMENDMENT NO. 2 TO CREDIT AGREEMENT

AMENDMENT NO. 2, dated as of March 8, 2013 (this “Amendment”), to the Credit Agreement, dated as of March 11, 2011, between Avenue Income Credit Strategies Fund, a Delaware statutory trust (the “Borrower”), and The Bank of Nova Scotia (the “Bank”), as amended by Amendment No. 1, dated as of March 9, 2012 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I.                                        Capitalized terms used herein and not herein defined shall have the respective meanings ascribed thereto in the Credit Agreement.

II.                                   The Borrower desires to amend the Credit Agreement upon the terms and conditions herein contained, and the Bank has agreed thereto upon the terms and conditions herein contained.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Clause (i) of the defined term “Interest Payment Date” contained in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:  “(i) with respect to each Floating Rate Loan, the last Business Day of each March, June, September and December,”.

2.                                      The defined term “Scheduled Commitment Termination Date” contained in Section 1.1 of the Credit Agreement is hereby amended by (i) deleting the date “March 8, 2013” contained therein, and (ii) inserting in its place the date “March 7, 2014”.

3.                                      Section 2.2(c) of the Credit Agreement is hereby amended by (a) deleting the phrase “at the end of the initial Interest Period therefor”, and (b) inserting in its place the phrase “on the 10th Business Day after the making of such FFR Loan”.

4.                                      The final sentence of Section 2.3(c) of the Credit Agreement is hereby amended by inserting the parenthetical phrase “(in the case of a reduction, only on such portion of the Commitment so reduced)” immediately following the phrase “unpaid commitment fees”.

5.                                      Section 6.1(c) of the Credit Agreement is hereby amended by (i) deleting the phrase “five Business Days” contained therein, and (ii) inserting in its place the phrase “ten Business Days”.

6.                                      Section 7.8(b) of the Credit Agreement is hereby amended by (i) inserting “(1)” immediately following the word “thereto” contained in clause (y), and (ii) inserting the phrase “, or (2) is listed on Schedule 7.8” immediately before the period at the end of clause (y).

7.                                      The Credit Agreement is hereby amended by inserting a new Schedule 7.8 in the form of Schedule 7.8 attached hereto.

8.                                      Paragraphs 1 — 7 of this Amendment shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(i)                                     the Bank shall have received from the Borrower either (a) a counterpart of this Amendment executed on behalf of the Borrower or (b) written evidence satisfactory to the Bank (which may include telecopy transmission of a signed signature page of this Amendment) that the Borrower has executed a counterpart of this Amendment;

(ii)                                  The Bank shall have received a certificate of the Secretary or Assistant Secretary of the Borrower, dated the Amendment Effective Date, in form and substance reasonably satisfactory to the Bank (i) attaching a true complete and correct copy of the resolutions of the Board authorizing this Amendment and the transactions contemplated hereby, (ii) certifying that such resolutions are duly adopted, in full force and effect, and have not been amended or modified, (iii) certifying that the Borrower’s Organization Documents have not been amended or modified since March 11, 2011, or if so, attaching a true, correct and complete copy of each amendment or modification thereof, and (iv) certifying as to the incumbency of the Borrower’s officer or officers who may sign this Amendment, including therein a signature specimen of such officer or officers; and

(iii)                               the Borrower shall have paid all reasonable and documented out-of-pocket fees and disbursements incurred by the Bank (including, without limitation, legal fees and disbursements of counsel to the Bank) in connection herewith.

9.                                      The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document to which it is a party and all of its obligations thereunder and agrees and admits that (i) it has no defense to any such obligation and (ii) it shall not exercise any setoff or offset to any such obligation, and (b)(1) represents and warrants that, as of the date of execution and delivery hereof by the Borrower, no Default has occurred and is continuing and (2) the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

10.                               In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

11.                               This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract.  It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

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12.                               THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AVENUE INCOME CREDIT STRATEGIES FUND

By:
Name:
Title:

Avenue Income Credit Strategies Fund - Amendment No. 2 to Credit Agreement

THE BANK OF NOVA SCOTIA

By:
Name:
Title:

Avenue Income Credit Strategies Fund - Amendment No. 2 to Credit Agreement

Schedule 7.8

Derivative Counterparties

Bank of America, N.A.

Barclays Bank PLC

BNP Paribas S.A.

Citibank, N.A.

Citigroup Financial Products, Inc.

Citigroup Global Markets Limited

Credit Suisse AG

Credit Suisse International

Credit Suisse Securities (Europe) Ltd.

Deutsche Bank AG

Goldman Sachs International

JPMorgan Chase Bank, N.A,

Merrill Lynch International

Societe Generale S.A.

State Street Bank and Trust Company

The Royal Bank of Scotland Group plc

UBS AG

Avenue Income Credit Strategies Fund